EXHIBIT 4.3

                     STOCK AMENDMENT AND ISSUANCE AGREEMENT

     This STOCK AMENDMENT AND ISSUANCE AGREEMENT (this "Agreement") is made and entered into as of September 17, 2002, by and among CEDRIC KUSHNER ("Kushner"), JAMES DILORENZO ("DiLorenzo" and, together with Kushner, the "Shareholders") and ZENASCENT, INC., a Delaware corporation ("Zenascent" and, together with Kushner and DiLorenzo, the "Parties").

                                    RECITALS

     WHEREAS, the Shareholders are the legal and beneficial owners of all of the issued and outstanding shares of Series B Convertible Preferred Stock, par value $0.01 per share, of Zenascent (the "Series B Stock");

     WHEREAS, the Parties have determined that it is in the best interests of Zenascent to raise additional capital through the issuance of additional equity securities;

     WHEREAS, Zenascent has determined that such capital raising would be facilitated by a reduction in the economic rights of the Series B Stock on the terms and conditions set forth herein; and

     WHEREAS, the Shareholders are prepared to consent to such reduction provided that their voting rights as Zenascent shareholders are maintained at current levels through the issuance to them of shares of Series D Preferred Stock, par value $0.01 per share, of Zenascent (the "Series D Stock"), a new class of non-participating preferred stock with enhanced voting rights, all on the terms and conditions set forth herein.

     NOW, THEREFORE, in reliance on and in consideration of the premises and of the mutual benefits and covenants contained herein, the Parties, intending to be bound, hereby agree as follows:

     1.  RIGHTS AND PREFERENCES OF SERIES B STOCK

         On or as soon as practicable after the date hereof, the Certificate of Designation, Preferences and Rights of the Series B Stock shall be amended by the filing with the Secretary of State of the State of Delaware of a Certificate of Amendment of such Certificate of Designation, Preferences and Rights in the form attached hereto as Exhibit A (the "Amendment").

     2.  ISSUANCE OF SERIES D STOCK

         Substantially contemporaneously with the filing of the Amendment, the Company shall create the Series D Stock by filing with the Secretary of State of the State of Delaware the Certificate of Designation, Preferences and Rights of the Series D Stock attached hereto as Exhibit B (the "Certificate"). In consideration for the Shareholders' approval of the Amendment, Zenascent shall, as soon as practicable following the filing of the Certificate, and for no additional consideration, issue to Kushner and DiLorenzo 339,788.66 and 59,962.71 shares, respectively, of Series D Stock.

     3.  REPRESENTATIONS AND WARRANTIES OF THE PARTIES

         (a) Zenascent hereby represents, warrants and covenants to the Shareholders that:

              (i) it is a corporation organized, existing and in good standing under the laws of the State of Delaware, and it has all necessary corporate authority to execute, deliver and perform this Agreement and its obligations hereunder;

              (ii) its execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by it and constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by the application of general principles of equity (whether in a proceeding, in equity, or at law);

              (iii) its execution, delivery and performance of this Agreement and the transactions contemplated hereby will not conflict with or constitute a breach or default under or violate any agreement to which it is a party or by which any of its properties is bound, or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to it or its properties; and

              (iv) The Series D Stock to be issued and delivered hereunder shall, when so issued and delivered, be duly authorized and validly issued and will be fully paid, non-assessable and free and clear of all claims, liens or other encumbrances (collectively, "Encumbrances"), except those required by law.

         (b) Each of the Shareholders, severally and not jointly, hereby represents, warrants and covenants to Zenascent that:

              (i) he has full right, power and authority to execute and deliver this Agreement and to perform his obligations hereunder;

              (ii) his execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by him and constitute his legal, valid and binding obligation, enforceable against him in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by the application of general principles of equity (whether in a proceeding in equity or at law);

              (iii) his execution, delivery and performance of this Agreement and the transactions contemplated hereby will not conflict with or constitute a breach or default under or violate any agreement to which he is a party or by which any of his properties is bound, or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to him or his properties;

              (iv) he understands that the offering and issuance of the Series D Stock is intended to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") by virtue of the provisions of section 4(2) of the Securities Act and Regulation D adopted thereunder ("Regulation D"), and he is accepting the Series D Stock solely for purposes of investment and with no present intention to distribute such Series D Stock;

              (v) he is an "accredited investor," as defined in Rule 501(a) of Regulation D and he has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of an investment in Zenascent; and

              (vi) he understands that (A) the purchase of the Series D Stock will be a speculative investment which involves a high degree of risk of loss of such investment, (B) there are substantial restrictions on the transferability of the Series D Stock pursuant to the provisions of the Securities Act, (C) for an indefinite period following the issuance of the Series D Stock there will be no public market for the Series D Stock and, accordingly, it may not be possible to liquidate his investment in the Company in case of emergency or otherwise and (D) the restrictions described above in this Section 3(b)(v) will be reflected in a legend to be placed on the certificates representing the Series D Stock to be issued hereunder and, if applicable, in a stop-transfer order in respect thereof.

         (c) Kushner hereby represents, warrants and covenants to Zenascent that he is the sole legal and beneficial owner of 339,788.66 shares of Series B Stock, and he holds such shares free and clear of all Encumbrances except those required by law.

         (d) DiLorenzo hereby represents, warrants and covenants to Zenascent that he is the sole legal and beneficial owner of 59,962.71 shares of Series B Stock, and he holds such shares free and clear of all Encumbrances except those required by law.

     4.  NOTICES

         All notices requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date if delivered personally, or upon the next business day after it shall have been deposited with a nationally recognized overnight courier (such as Federal Express), or sent by telecopier (with receipt duly confirmed), as follows (or at such other address or telecopier number for a Party as shall be duly specified by like notice):

         (a)  If to Zenascent, to it at

              1 Montauk Highway
              Southampton, New York 11968
              Attention:  Steven J. Musumeci, Esq.
              Telecopier:  (631) 726-7777,

              with a copy to:

              Greenberg Traurig, LLP
              200 Park Avenue
              New York, New York 10166
              Attn:  Michael B. Solovay, Esq.
              Telecopier:  (212) 801-6400

         (b)  If to Kushner, to him at:

              c/o Zenascent, Inc.
              1 Montauk Highway
              Southampton, New York 11968
              Telecopier:  (631) 726-7777

         (c)  If to DiLorenzo, to him at:

              c/o Zenascent, Inc.
              1 Montauk Highway
              Southampton, New York 11968
              Telecopier:  (631) 726-7777


     5.  MISCELLANEOUS

         (a) This Agreement contains the entire agreement between the Parties, and supersedes all prior agreements and understandings, oral or written, between the Parties, with respect to the subject matter hereof.

         (b) This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors, permitted assigns, heirs and legal representatives, including any corporation or other business organization with which Zenascent may merge or consolidate.

         (c) This Agreement shall not be assigned or otherwise transferred by a Party (other than to an affiliate) without the prior written consent of the other Parties.

         (d) This Agreement may not be changed, modified or extended except upon written amendment executed by each of the Parties. The waiver by a Party of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof.

         (e) If any provision of this Agreement is held invalid or unenforceable by any court or other tribunal of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         (f) All questions or disputes pertaining to the validity, construction, execution and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof.

         (g) Each of the Parties hereby agrees to (i) submit to the personal jurisdiction of the United States District Court for the Southern District of New York (and all appropriate appellate courts), or, if jurisdiction in such court is lacking, any court of the State of New York of competent jurisdiction sitting in New York County (and all appropriate appellate courts), in connection with any action or dispute hereunder, and (ii) irrevocably waive any objection it may now or hereafter have as to the venue of any proceeding brought in any such court or that any such court is an inconvenient forum.

         (h) Each of the Parties agrees to duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts, as may be reasonably necessary or proper to effectuate the provisions of this Agreement and the transactions contemplated hereby.

         (i) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


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


     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ZENASCENT, INC.



By:_____________________________________
      Name:
      Title:



/s/ Cedric Kushner
-------------------
CEDRIC KUSHNER


/s/ James DiLorenzo
-------------------
JAMES DILORENZO


            Signature Page to Stock Amendment and Issuance Agreement

                                                                       Exhibit A



                            CERTIFICATE OF AMENDMENT

                                       OF

               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                                       OF

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                                 ZENASCENT, INC.

 (Pursuant to ss.151(g) of the General Corporation Law of the State of Delaware)

     Zenascent, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

     FIRST: The current name of the Corporation is Zenascent, Inc.

     SECOND: The first sentence of Section 4(a) of the Certificate of Designation is hereby amended and restated in its entirety to read as follows:

     In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the Holders shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation, as amended, or any certificate(s) of designation, and prior in preference to any distribution to Junior Securities, but on parity with any distribution to the holders of Parity Securities, an aggregate amount equal to the sum of (i) $2,430,000 and (ii) any due but unpaid dividends on the Series B Preferred Stock (the "Liquidation Preference").

     THIRD: The first sentence of Section 6(a) of the Certificate of Designation is hereby amended and restated in its entirety to read as follows:

     Each Holder may, at any time at the sole option of the Holder, convert whole shares of Series B Preferred Stock into fifty (50) fully-paid and non-assessable shares of Common Stock, subject to adjustment as provided in
     Section 6(d).

     FOURTH: The amendments set forth above to the Corporation's Certificate of Amendment of Certificate of Designation have been duly adopted and written consent thereto has been given in accordance with the provisions of Sections 228 and 141(f) of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed as of the ___ day of ___________, 2002.




-----------------------------------
Cedric Kushner, President

                                                                       Exhibit B


               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                                       OF

                            SERIES D PREFERRED STOCK

                                       OF

                                 ZENASCENT, INC.

                               __________________

                         Pursuant to Section 151 of the

                General Corporation Law of the State of Delaware

                               ___________________


IT IS HEREBY CERTIFIED that:

     1. The name of the company is Zenascent, Inc., a Delaware corporation (the "Company").

     2. The Certificate of Incorporation of the Company authorizes the issuance of Twenty Million (20,000,000) shares of common stock, $0.01 par value per share (the "Common Stock") and Five Million (5,000,000) shares of preferred stock, $0.01 par value per share (the "Preferred Stock"), and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares of Preferred Stock in one (1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

     3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, has adopted the following resolution creating a new series of preferred stock, Series D Preferred Stock, which contains the rights and preferences set forth in this Certificate of Designation:

     RESOLVED, that up to 400,000 shares of the Five Million (5,000,000) authorized shares of Preferred Stock shall be designated Series D Preferred Stock, $0.01 par value per share, and shall possess the rights and preferences set forth in this Certificate of Designation.

     Section 1. Designation and Amount. The shares of such series shall have a par value of $0.01 per share and shall be designated as Series D Preferred Stock (the "Series D Preferred Stock") and the number of shares constituting the Series D Preferred Stock shall be 400,000.

     Section 2. Rank. The Series D Preferred Stock shall rank, as to the distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions"): (i) junior to the Series A Preferred Stock, $0.01 par value per share, of the Company (the "Series A Preferred Stock"), the Series B Preferred Stock, $0.01 par value per share, of the Company (the "Series B Preferred Stock"), the Series C Preferred Stock, $0.01 par value per share, of the Company (the "Series C Preferred Stock"), and any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series D Preferred Stock (the "Senior Securities"); (ii) prior to all of the Common Stock now or hereafter authorized and issued; (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with the Series D Preferred Stock (collectively with the Common Stock, the "Junior Securities"); and (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series D Preferred Stock (the "Parity Securities").

     Section 3. Dividends. The Series D Stock shall not be entitled to receive dividends or other distributions from the Company.

     Section 4.  Liquidation Preference.

                 (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, those persons then holding the Series D Stock (the "Holders") shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation, as amended, or any certificate(s) of designation, and prior in preference to any distribution to Junior Securities, but on parity with any distribution to the holders of Parity Securities, an aggregate amount per share equal to the sum of two million four hundred and thirty thousand dollars $2,430,000 divided by the number of shares of Series D Stock then outstanding (the "Liquidation Preference"). If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders and the holders of Parity Securities shall be insufficient to permit the payment of the full preferential amounts due to the Holders and the holders of the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders and the holders of the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation, as amended, and any certificate(s) of designation relating thereto.

                 (b) Upon the completion of the distribution required by Section 4(a), if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's certificate of incorporation, as amended, and any certificate(s) of designation relating thereto.

                 (c) Each of (i) the sale, conveyance or disposition of all or substantially all of the assets or Common Stock of the Company; (ii) the voluntary or involuntary dissolution or winding up of the Company; and (iii) a merger or consolidation of the Company in which the Company's stockholders do not retain a majority of the voting power in the surviving entity, shall be treated as a liquidation, dissolution or winding up of the Company (each, a "Liquidation Event") within the meaning of Section 4(a).

     Section 5. Redemption. The Holders shall not have any right, at any time or under any circumstances, to require the Company to redeem any of the Series D Preferred Stock.

     Section 6. Conversion of Series D Preferred Stock. The Series D Preferred Stock shall not be convertible into Common Stock or any other class of security of the Company.

     Section 7. Voting Rights. Except to the extent otherwise expressly provided by the General Corporation Law of the State of Delaware, the Series D Preferred Stock shall vote together with the Common Stock as a single class, and each share of Series D Preferred Stock shall entitle the Holder thereof to fifty (50) votes on all matters to be voted on by the stockholders of the Company.

     Section 8.  Miscellaneous.

                 (a) Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provisions of this Certificate of Designation without the prior written consent or affirmative vote of the holders of not less than a majority of the Series D Preferred Stock outstanding at the time such action is taken.

                 (b) Notices. Except as otherwise expressly provided herein, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and will be deemed to have been given when so mailed or sent (i) to the Company, at its principal executive office, and (ii) to any Holder, at such Holder's address as it appears in the stock records of the Company (unless otherwise indicated by notice given to the Company by any such Holder).

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                                      B-3

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be executed as of the ____ day of September, 2002.

ZENASCENT, INC.



By:____________________________________
       Cedric Kushner, President